Exhibit 10.1

AMENDMENT TO OPTION AND MINING CLAIM ACQUISITION AGREEMENT

This Amendment to Option and Mining Claim Acquisition Agreement (“Amendment”) is made effective the 28th day of March, 2011, by and among:

Mexivada Mining Corporation, a company incorporated under the laws of the State of Nevada, with an address of 1008 – 1166 Alberni Street, Vancouver, British Columbia V6E 3Z3 (hereinafter “Mexivada”);

Spartan Gold, Ltd, a company incorporated under the laws of the State of Nevada, with an address of 13951 N. Scottsdale Rd., Suite 233, Scottsdale, Arizona 85254 (hereinafter “Spartan”); and

Sphere Resources, Inc., a corporation incorporated under the laws of the Yukon, Canada, with an address of 204 Black Street, Suite 300, Whitehorse, Yukon, Canada Y1A 2M9 (hereinafter “Sphere”) and its wholly owned subsidiary Andhra Blue Limited, with an address of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, BVI (hereinafter “Andhra”), which has been assigned and granted Sphere’s interests in the Ziggurat Property (hereinafter “Sphere-Andhra”).

Mexivada, Spartan and Sphere are herein referred to as the “Parties.”

WHEREAS:

The Parties entered into an Option and Mining Claim Acquisition Agreement (the “Option Agreement”) executed and effective as of December 27, 2010 whereby Spartan was granted an exclusive option to acquire up to a seventy percent (70%) interest in and to certain (57) mining claims owned by Mexivada in Nye County, Nevada known as the Ziggurat Property (“Property”), and upon exercise of the option, Sphere was to be granted one-half of Spartan’s interest (35%) in the Property under the terms of a joint venture agreement to be entered into by Spartan and Sphere, all as more fully set forth in the Option Agreement; and

Sphere acting as an Agent for 100% wholly owned subsidiary Andhra Blue, Ltd negotiated all of its right, title and interest in and to the Property obtained under the Option Agreement to Andhra under and Agency Agreement ; and

The Parties desire to amend the Option Agreement in the manner and as set forth in a Memorandum of Understanding (“MOU”) signed by the Parties on March 9, 2011 to enable Spartan to acquire a seventy five percent (75%) interest in and to the Property, the general terms and conditions of the MOU with mutually agreed upon changes are to be set forth and incorporated in this Amendment; and

The Option Agreement contains an area of interest section that provides if either party to the Option Agreement or its affiliates acquires any interest in mineral claims or other form of mineral tenure (e.g. mining lease) located wholly or partly in an area within one mile from any portion of the Property as it exists at the date of execution of the Option Agreement (the “Area of Interest”), the acquiring party shall give notice to the other party of such acquisition and the parties may elect to incorporate such mineral claims or leases into the Property; and

The Parties desire to amend the Area of Interest section of the Option Agreement in the manner set forth below in order to enlarge the Area of Interest subject to the Option Agreement and this Amendment.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.	Section 3.1 of the Option Agreement is amended as follows:

3.1 The Optionor (Mexivada) herby grants to the Optionee (Spartan) the sole and exclusive right and option to acquire an undivided seventy five percent (75%) interest in and to the Property, free and clear of all charges, encumbrances and claims.

2.	Sections 3.2 of the Option Agreement is amended as follows:

3.2 The Optionee (Spartan) will be deemed to have exercised its option as follows:

(a) Spartan will make the following payments in cash (US dollars):

To Sphere-Andhra	$117,250.00
To Mexivada	$16,750.00

Fifty percent (50%) of the payments to Sphere-Andhra ($58,625.00) and Mexivada ($8,375.00) will be paid within sixty (60) days after the effective date of the S-1 Registration Statement being prepared by Spartan described in subsection (c) below. The balance will be paid to each party at the time Spartan raises capital and obtains funding for Spartan of a minimum of two million dollars ($2,000,000.00).

(b)	Spartan will issue the following Equity Instruments upon the Parties signing this Amendment:
(i) Restricted common shares of Spartan:

To Sphere-Andhra	7,862,500
To Mexivada	837,500
(ii) Warrants to purchase Spartan restricted common shares with a strike price of $1.00 per share within 5 years:

To Sphere-Andhra	3,862,000
To Mexivada	837,500

(c)
As additional consideration, Spartan is preparing and planning to file before May 1, 2011 an S-1 Registration Statement with the US Security Exchange Commission (SEC) that will allocate restricted common shares of Spartan as follows:

To Sphere-Andhra	500,000
To Mexivada	125,000

Failure of Spartan to complete and file the S-1 Registration Statement shall not provide any basis for Mexivada or Sphere-Andhra to bring a legal action seeking to enforce this provision in any court of law with jurisdiction over this matter.

(d)
Spartan may acquire an initial fifty-one percent (51%) interest upon incurring Exploration Expenditures of US $1,500,000 on or before the third anniversary date of this Agreement, such expenditures to be incurred and paid by Spartan; and

(e)
Spartan may acquire an additional twenty-four percent (24%) interest upon incurring additional Exploration Expenditures of US $1,000,000 on or before the third anniversary date of this Agreement and by also completing and delivering to Optionor an Industry-standard Mining PreFeasibility Study on or before the fifth anniversary date of this Agreement, such expenditures and Mining Feasibility Study to be incurred and paid by Spartan.

(f)	Optionee shall pay US $110,000 to the Optionor as follows:

(i)	US $25,000 on the execution of this Agreement (the receipt of which is hereby acknowledged by the Optionor);

(ii)	US $35,000 within thirty (30) days of execution of this Agreement;

(iii)	US $25,000 on or before the second anniversary date of this Agreement; and

(iv)	US $25,000 on or before the third anniversary date of this Agreement.

3.	Section 3.3 of the Option Agreement is amended as follows:

3.3 In order to maintain the Option, Optionee (Spartan) and Sphere-Andhra will also be required to:
(a) Sphere shall allot and issue to the Optionor (Mexivada), as fully paid and non-assessable, the Shares as follows:
(i) 250,000 common shares of Sphere Resources, Inc. within 60 days of the execution of this Amendment: and
(ii) 250,000 common shares of Sphere Resources, Inc. within 60 days of Optionee (Spartan) acquiring a 75% interest in the Property.

4.	Section 3.7 of the Option Agreement is amended as follows:

3.7   If and when the Option has been exercised, an undivided seventy five percent (75%) right, title and interest in and to the Property shall vest in the Optionee (Spartan) free and clear of all charges, encumbrances and claims.

5.	(a) Section 13, Area of Interest, of the Option Agreement is amended to read:

13.1
If either party or any of its affiliates stakes or otherwise acquires any interest in mineral claims or any other form of mineral tenure (the “AOI Tenure”) located wholly or partly in an area (the “Area of Interest”) within five (5) miles from any portion of the 343 claims comprising the Property as it exists at the date of execution of this Agreement, the acquiring party shall forthwith give notice to the other party of such staking or acquisition, the costs thereof and all details in its possession with respect to the nature of the AOI Tenure and the known mineralization thereon.

(The remaining language in Section 13.1 is not changed or amended hereby.)

(b) Optionor (Mexivada) and Sphere-Andhra agree that they will not pursue acquisition of other mining properties or mining development opportunities in the Area of Interest.

7.	Section 14 of the Option Agreement is amended to read:

     14.1 Upon the Optionee (Spartan) being deemed to have earned the seventy five percent (75%) interest in the Property pursuant to Section 3.2 as amended, the Optionee and Optionor (Mexivada) shall participate in a joint venture (the “Joint Venture”) for the purpose of further exploration and development work on the Property and if warranted, the operation of one or more mines on the Property.

   14.2 The participating interests of the Parties at the time the Joint Venture is formed shall be:

Optionee (Spartan)	75%
Optionor (Mexivada)	25%

           Each party shall be responsible for payment of its proportionate share (based on its participating interest) of the operating and capital costs of the Joint Venture’s operations, including reclamation and remediation obligations and any security required therefor.

The remainder of Section 14 is not changed or amended hereby.

8.	The following sentence shall be added to Section 20.11Relationship of Parties:

Spartan agrees to completely stay and forego any takeover attempts or similar actions against Mexivada or Sphere during the term of the Option Agreement and this Amendment.

All other terms, conditions, and provisions of the Option Agreement not specifically amended or changed by this Amendment shall remain in full force and effect.

The Parties understand and agree that in consideration of closing the transaction memorialized in the Option Agreement and this Amendment, Sphere shall transfer and convey all of the shares, rights and interests Sphere owns and holds in Andhra to Spartan and Andhra will become a wholly owned subsidiary of Spartan.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first above written.

MEXIVADA MINING CORPORATION	SPARTAN GOLD, LTD.

/s/ Richard R. Redfern	/s/ William H. Whitmore, Jr.
By: Richard R. Redfern, President	By: William H. Whitmore, Jr., President

SPHERE RESOURCES, INC. and Andhra Blue Limited

/s/ Malcolm L. Stevens
By: Malcolm L. Stevens, CEO